SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

Americas Energy Company-AECo (Exact name of registrant as specified in charter)

Nevada	98-0343712

(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

243 N. Peter Rd.

Knoxville, Tennessee 37923 (Address of principal executive offices and Zip Code)

Americas Energy Company-AECo Employee and Consultant Stock Plan (Full title of the plan)

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501	(775) 322-0626

(Name and address of agent for service)	(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the Definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Shares	2,000,000	$ 0.72	$ 1,440,000	$ 102.67

Note: Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as reported on the Over-The-Counter Bulletin Board at the close of trading on August 11, 2010 of $0.72.

I

Americas Energy Company-AECo - Form S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register 2,000,000 shares of the Company’s Common Stock issuable under the Americas Energy Company-AECo 2010 Employee and Consultant Stock Plan (“Plan”).

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b) (1) of the Securities Act of 1933, as amended (“Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide to each recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to rule 428(b) under the Securities Act without charge and upon written notice by contacting:

Americas Energy Company-AECo 243 N. Peter Rd. Knoxville, Tennessee 37923

Americas Energy Company-AECo - Form S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following document, which has been filed by the Company with the Securities and Exchange Commission, is hereby incorporated by reference:

The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2010; filed with the Commission on July 14, 2010

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Americas Energy Company-AECo - Form S-8

Item 4. Description of Securities. Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares, of common stock, par value $.0001 per share.

Description of Common Stock

All shares of common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by shareholders. Our shares have no pre-emptive, subscription, conversion or redemption rights. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of our issued shares represented at any meeting where a quorum is present will be able to elect the entire Board of Directors. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution of preferred amounts. Holders of stock are entitled to share pro rata in dividends and distributions with respect to the common stock out of funds legally available for that purpose.

Item 5. Interests of Named Experts and Counsel.

As of the date of this registration no named expert or counsel holds any specified interest or significant equity in the Company.

Americas Energy Company-AECo - Form S-8

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Article VI of our Bylaws states certain indemnification rights. Our Bylaws provide that we possess and may exercise powers of indemnification for officers, directors, employees, agents and other persons. Our Board of Directors is authorized and empowered to exercise all of our powers of indemnification, without shareholder action. Our assets could be used to satisfy any liabilities subject to indemnification.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity in our articles of incorporation are:

(a)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of dividends in violation of NRS78.300

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of State Law or our Articles of Incorporation or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Americas Energy Company-AECo - Form S-8

Item 7. Exemption from Registration Claimed. Not Applicable. Item 8. Exhibits. Exhibit Number Description
4	Americas Energy Company-AECo 2010 Employee and Consultant Stock Plan, dated August 4, 2010.

5	Opinion of Counsel, OSWALD & YAP, LLP

23.1	Consent of Certified Public Accountants – Weaver & Martin, LLC

23.2	Consent of OSWALD & YAP, LLP (included in Exhibit 5)

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference to this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Company hereby undertakes that for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Americas Energy Company-AECo - Form S-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee, on this 12th day of August 2010.

Date: August 12, 2010	By: \s\ Christopher L. Headrick

Christopher L. Headrick, President
Principal Executive Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: August 12, 2010	By:	\s\ Christopher L. Headrick, President

Christopher L. Headrick, President and Director
Principal Executive Officer and Principal Financial Officer

Date: August 12, 2010	By:	\s\ David L. Nelson, Director

David L. Nelson, Director

Date: August 12, 2010	By:	\s\ Robert E. Chmiel, Director

Robert E. Chmiel, Director

Date: August 12, 2010	By:	\s\ Ronald A. Scott, Director

Ronald A. Scott, Director